Exhibit 99.1

scPharmaceuticals Announces Appointment of Two New Directors

BURLINGTON, Mass., July 24, 2018 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care and reduce healthcare costs, announced the appointment of two directors to its Board of Directors. Minnie Baylor-Henry, formerly with Johnson & Johnson, and Mason Freeman, M.D., a venture partner at 5AM ventures, have joined the scPharmaceuticals board. Simultaneously with Dr. Freeman’s appointment to the Company’s Board of Directors, Kush Parmar M.D., Ph.D. also of 5AM Ventures, stepped down from the Board after serving since the formation of the Company.

“We are grateful for Dr. Parmar’s dedication and guidance during the Company’s formation as well as his leadership through our product development and financings. We also welcome Minnie and Mason to our Board of Directors,” said John Tucker, president and chief executive officer of scPharmaceuticals. “Both bring years of relevant regulatory, clinical, and board-level experience to scPharmaceuticals. We look forward to their contributions and believe their combined backgrounds and business insights will be valuable as we continue to work with the U.S. Food and Drug Administration regarding the Complete Response Letter on our lead product, FUROSCIX®.”

Ms. Baylor-Henry has over 20 years regulatory affairs experience and is a recognized leader in strategically handling complex regulatory and policy affairs for companies in the life sciences industry. Currently, Minnie is the President of B-Henry & Associates, a consulting organization focused on providing regulatory and strategic support to life science companies. Prior to her work at B-Henry, Ms. Baylor-Henry held multiple positions at Johnson & Johnson, including as the Worldwide Vice President, Regulatory Affairs-Medical Devices and as Vice President, Medical & Regulatory Affairs of the Specialty Pharmaceuticals and Over-the-Counter Products (McNeil Consumer Health Care Division). Ms. Baylor-Henry also spent nine years in various roles at the U.S. Food & Drug Administration including in regulatory review, drug marketing and communications, and regulatory affairs. Ms. Baylor-Henry holds a B.S. from Howard University and a J.D. from Columbus School of Law.

Dr. Freeman is a venture partner at 5AM Ventures, a life sciences focused investment firm, which he joined initially as scientific advisor in 2007. In addition to his work at 5AM Ventures, Dr. Freeman serves as Chief of the Lipid Metabolism Unit and director of translational medicine at Massachusetts General Hospital and is a professor at Harvard Medical School. Dr. Freeman currently serves on the Board of Directors of Crinetics Pharmaceuticals, a public company developing therapeutics for rare endocrine diseases and endocrine-related tumors, is on the Scientific Advisory Board of Homology Medicines, Inc., a public genetic medicines company, and Mitobridge, Inc., a biotechnology company acquired by Astellas Pharma Inc. in January 2018. Dr. Freeman previously served as Clinical Advisor to Relypsa, Inc., a biopharmaceutical company focused on protein therapeutics, and previously served as a director of Envoy Therapeutics, Inc., a biopharmaceutical company, until its acquisition by Takeda. Dr. Freeman holds a B.A. from Harvard College and a M.D. from the University of California, San Francisco.

About scPharmaceuticals

scPharmaceuticals is a clinical-stage pharmaceutical company focused on developing and commercializing products that reduce healthcare costs and improve health outcomes. The Company develops products for the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit scPharmaceuticals.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the Company’s submission of a meeting request to the FDA regarding its Complete Response Letter (CRL) for FUROSCIX, plans to resubmit the NDA for FUROSCIX, the timing of the FDA review process and the Company’s expectations with regard to its discussions with the FDA are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the Company conducting human factors studies, device modifications and potentially an additional clinical validation study, the ability of our device to appropriately deliver therapy, our ability to appropriately identify patients and implement risk assessment and mitigation strategies, whether the Company will be able to address the deficiencies raised in the CRL and the receipt of regulatory approval for FUROSCIX, as well as other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent public filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Troy Ignelzi, CFO, scPharmaceuticals Inc.

781-301-7216

tignelzi@scpharma.com

Christopher F. Brinzey, Westwicke Partners

339-970-2843

chris.brinzey@westwicke.com